Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Realty Capital Corporation and to the incorporation by reference therein of our report dated February 28, 2023, with respect to the consolidated financial statements of Spirit Realty Capital, Inc. as of December 31, 2022, and the effectiveness of internal control over financial reporting of Spirit Realty Capital, Inc., and for the year then ended included in Realty Capital Corporation’s Current Report on Form 8-K dated November 27, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

February 16, 2024